Via Facsimile and U.S. Mail
Mail Stop 6010


January 31, 2006


Mr. Dennis N. Cavender
Executive Vice President, Chief Financial Officer and Secretary
Essential Group, Inc.
1325 Tri-State Parkway, Suite 300
Gurnee, Illinois 60031

      Re:	Essential Group, Inc.
		Form 10-K for the Fiscal Year Ended December 31, 2004
		Filed March 30, 2005
		File No. 005-77938

Dear Mr. Cavender:

	We have completed our review of your Form 10-K and have no further comments at this time.

								Sincerely,


								Jim Atkinson
      Accounting Branch Chief